UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported): December 19, 2007
clickNsettle.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21419	23-2753988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137

(Address of principal executive office)
Registrant’s telephone number, including area code: (305) 573-4112
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 19, 2007, clickNsettle.com, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with the purchasers identified on Exhibit A thereto (the “Purchasers”). Pursuant to the Agreement, the Company will, subject to stockholder approval, implement a one-for-ten reverse stock split, increase its authorized capital stock to 800 million shares of capital stock, consisting of 750 million shares of common stock, $0.001 par value, of the Company and 50 million shares of preferred stock, $0.001 par value, of the Company, and sell to the Purchasers an aggregate number of unregistered shares equal to 51% of the post-reverse split outstanding shares of the common stock of the Company on a fully diluted basis (the “Shares”). The purchase price for the sale of the Shares will be an amount equal to net cash and cash equivalents of the Company on the Closing Date, after deducting any and all liabilities and costs existing as of the Closing Date, including costs and expenses of this transaction. The Company expects that the Closing Date will occur during the first quarter of 2008.
     The descriptions of the Agreement in this report are summaries that do not purport to be complete and are qualified in their entirety by reference to the Agreement which is filed as an exhibit hereto and incorporated herein by this reference.
Item 3.02. Unregistered Sales of Equity Securities
     The information disclosed under Item 1.01 of this report is incorporated by reference into this Item 3.02.
     The Shares will be issued pursuant to the private placement exemption provided by Section 4(2) of the Securities Act of 1933 (the “1933 Act”). The Shares will be deemed to be “restricted securities” as defined in Rule 144 under the 1933 Act and the certificates evidencing the Shares will bear a legend stating the restrictions on resale. There will be no underwriting discounts or commissions.
Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Stock Purchase Agreement dated December 19, 2007

99.1	Press release dated December 20, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

clickNsettle.com, Inc.
Date: December 20, 2007	By:	/s/ Glenn L. Halpryn
		Name:	Glenn L. Halpryn
		Title:	Chief Executive Officer and President